virtualsupply

3RD PARTY FULFILLMENT SERVICES AGREEMENT

This 3rd Party Fulfillment Services Agreement ("Agreement") beginning ***August 7th, 2019*** and ending ***August 6th, 2020***, is entered into between

Virtual Supply Inc., dba Earl & Brown, having its registered office at 5825 SW Arctic Drive, Beaverton, OR 97005 (hereinafter referred to as "Virtual Supply Inc.") and

CBD Unlimited, having its registered office at ***38246 N Hazelwood Cir, Cave Creek, AZ 85331*** and (hereinafter referred to as "Manufacturer").

INTRODUCTION

a. Manufacturer is a supplier of ***all-natural CBD products***.

b. This Agreement creates a framework under which manufacturer agree to engage Virtual Supply Inc., to provide third-party warehouse and fulfillment services for Manufacturer's customers.

1.0 Ownership of Inventory

a. All inventory shall be owned by Manufacturer and shall be provided VSI for third-party warehouse and fulfillment services under the terms and conditions of this Agreement. During the time when the inventory is held by VSI, inventory that is lost, stolen, damaged or broken during the performance of this Agreement due to negligence or willful misconduct on the part of VSI, then VSI will be responsible for such negligence and willful misconduct. Manufacturer shall retain all right, title and interest in the inventory during the term of this agreement and VSI will hold the inventory only for fulfillment purposes.

2.0 Specific Performance Tasks

2.1 Receiving

a. VSI shall receive all products under this Agreement. VSI, shall provide warehouse and inventory services to Manufacturer and validate receiving documentation for Manufacturer products. VSI, shall ensure that quantities received are accurate and as agreed in writing between Manufacturer and VSI.
b. Upon inspection of the inbound shipment, any damage, shelf-life issues, or missing quantities shall be reported to Manufacturer in writing immediately and the inventory suspended by VSI, pending resolution of the problem.
c. VSI shall acknowledge receipt of all products and forward copies of all inbound documentation to Manufacturer within 24 hours after receipt of material.

2.2 Storage Facility

a. VSI shall ensure that all material is warehoused in a proper storage facility.
b. VSI shall store Manufacturer products in the most efficient manner to ensure handling and accountability. The VSI facility must be capable of handling, accounting and storing at the piece level.

2.3 Warehousing

a. VSI is responsible for maintaining an inventory record and location system for the Manufacturer products.
b. All record keeping accountability shall be at unit of issue or unit of sale level detail; which is at piece level.

2.4 Reporting Requirements

a. The following report is provided by VSI to Manufacturer.
   - Physical Inventory Report emailed to Manufacturer.
     Data Elements/Requirements:
       Product SKU
       Total Quantity of Pieces

2.5 Inventory Management and Order Records

a. VSI shall ensure that accurate records and accountability of both inbound and outbound shipment records are auditable and reconcilable by Manufacturer as and when required by Manufacturer.
b. All documentation that either increases or decreases inventory quantities of said products shall be made available to Manufacturer at all necessary times and shall be retained by VSI as required by Manufacturer.
c. VSI will not utilize customer orders, records, or information for its own business use unless instructed as per the Manufacturer. Customer data along with inbound and outbound shipment records are for Manufacturer use only.

2.6 Packaging and Shipment Preparation

a. VSI shall use standard commercial packaging and markings to ensure shipment is secure and transportable.
b. VSI is responsible for repacking any orders less than case size to ensure safe and secure shipping.
c. Outside packing label for each shipping container pallet, case or box must contain the following minimum data elements:
   - Shipper's address
   - Ship to address

- Delivery/Order Number

d. As a minimum the inside packing slip must contain the following information:
   - Customer name
   - Ship to address
   - Product Name
   - Qty Shipped
   - PO Number

2.7 Distribution

a. VSI has the capability to receive orders 8:00 am – 5 pm PST, Monday through Friday of every week, excluding weekends and holidays. Receiving outside these specific hours of operation are subject to additional fees.
b. VSI is responsible to ensure that the distribution process for all outbound shipments meets the following delivery requirements:
   - After receipt of order, VSI is expected to have product shipped within 24 hours, excluding weekends, holidays, manual entry orders, and unique fulfillment orders.
c. IF shipments are not in case size quantities, VSI will be responsible for re-packaging Manufacturer products for safe and secure shipping.
d. Each order shall be packed and shipped independently from any other order even if both orders are going to the same address.
e. For LTL orders, we need 72 hours notification to prepare shipments.

2.8 Transportation

a. Manufacturer is responsible for all transportation costs, as FOB Origin for all outbound shipments.
b. All shipments shall be made using traceable means, with the tracking reported as per customer requirements.
c. VSI shall provide within 24 hours after shipment the following information per order:
   - PO Number
   - Date Shipped
   - Carrier Name
   - Tracking Number(s)
d. Orders will be delivered primarily within the United States. International shipment services can be provided.

2.9 Order Receipt (Outbound Shipment Orders)

a. Manufacturer must train VSI on how to receive orders through 3rd party platforms (if required); VSI manages a system for processing orders and tracking shipments.

b. VSI cannot guarantee the ability to modify or cancel orders after issuing order to the warehouse for order fulfillment, but will exercise its best efforts to do so in a prompt manner if requested.

3.0 Inventory Verification

a. As a minimum Manufacturer or Manufacturer representatives reserve the right to perform at least two inventory verification check/count per year of all products under this Agreement in storage at the VSI, facility. Manufacturer will coordinate the inventory verification check date with the VSI representative to minimize conflict with the daily 3PL operations at the facility.

4.0. Information Technology

VSI will offer Manufacturer the following solutions:

a. Capable of receiving Electronic Data Interchange (EDI) order where appropriate
b. Capable of sending invoices and tracking information
c. Capable of adjusting on-hand inventory
d. Capable of tracking issues/receipts of outbound shipment

5.0. Fees & Chargebacks

5.1 Fees

a. Initial Set-up Charge: The initial set-up fee for WooCommerce is $1,750.
b. Receiving: Uniform pallets and cartons will be charged a $25 administration fee per PO, a $6 receive and put away fee per pallet, and an initial monthly pallet charge of $12.
c. Storage: The assessment for storage will be based on the inventory count of all your goods as of the end of each month. The standard unit of measure is on a per pallet basis and will be charged at $12 per pallet/per month. For each pick locations, storage fees will be charged at a cubic foot utilization by SKU per month.
d. Fulfillment: Pick, pack and ship services will be charged $4.50 per piece rate and master carton rate. Materials are billed at cost +20% for cartons/packaging or poly bags.
e. Shipping/Freight charges: We will charge actual shipping cost +15%.
f. Returns Handling: Will be based on Manufacturer needs and include a base charge plus inspection and/or testing requirements that includes, but is not limited to:
    a. Receipt of package – $2.50
    b. Inspection / put away – $1.50
g. Cross Docking: This will be based on Manufacturer requirements and include a standard $8.50 per pallet fee.
h. Manual Shipment Input: If shipments require manual entry, VSI will charge an additional fee to cover the cost of labor, time, and resources. This charge includes but is not limited to:
    a. Manual Order Entry – $5.70 per order

i. Aged inventory: VSI will inspect inventory every 90 days and advise the Manufacturer of any significantly slow-moving, aged inventory. For the purpose of this agreement, "aged inventory" shall mean any inventory for which there has been little to no demand over the 90-day inspection. VSI will discuss with Manufacturer prior to labeling aged inventory.
    a. IF inventory has been labeled "aged" the Manufacturer will be advised and given 90 days to resolve.
    b. IF aged inventory is left unresolved for an additional 90 days (180 days of total evaluation), VSI will start to charge additional 3PL fees on the stated aged inventory.
    c. After 180 days, unresolved aged inventory will incur an additional 50% charge per pallet. For example, a $12 standard pallet fee per month would now increase to $18 per month.
        i. Every additional 90 days (after the original 180-day evaluation) of aged inventory remaining unresolved, will incur the 50% charge.

j. Value Added charges: Will be addressed on a case-by-case basis. For example, kitting is a value-added process and subject to an additional charge.

k. Fee Schedule: This fee schedule is for a **12-month period**. After the initial 12-month period, the fees can be subject to change, but only after giving the customer 30-days' notice. Manufacturer is subject to changes that are a result of increases from 3rd parties (example: materials or shipping) but only after giving the customer 30-days' notice.

5.2 Chargebacks

a. In the event of a mis-shipment, Manufacturer and VSI will work to determine the root cause.
    - If VSI, is determined to be at fault, the dropship fee will not be incurred by Manufacturer, the cost of the product and shipping will be refunded.
    - If Manufacturer, is determined to be at fault, no additional action will be taken unless necessary and all corresponding fees will be charged.

b. Any additional carrier fees incurred by VSI will be charged back to Manufacturer, i.e., address changes or callbacks, unless such fees are incurred because VSI is at fault.

c. VSI will have a minimum of 3 full business days, not including the day of receipt, to pick, pack and prepare orders to meet retailer routing deadlines. Exceptions to this timeframe must be agreed to in writing on a case-by-case basis per retailer.

6.0 Invoicing

a. Invoices will be reconciled monthly by VSI to Manufacturer and emailed invoices to Manufacturer no more than 10 days after each billing period. In the event of non-payment VSI reserves the right to delay shipment of orders and release of inventory to manufacturer until the account is current. The interest rate for late payments will be 1% per month or 0.033% daily.

b. Any sum due to VSI pursuant to this Agreement shall be payable within thirty (30) days form the date of receiving the invoice. If manufacturer has a dispute with the respect to an

invoiced amount, it shall pay the undisputed amount of the invoice and notify VSI, of the disputed amount and reasons for dispute. The Parties will use their best efforts to resolve any such dispute within 30 days thereafter.

7.0 Warranty and Limitation of Liability

a. All warranty and product liability are the sole responsibility of Manufacturer assuming all product is stored and maintained in the manner agreed with Manufacturer and in proper condition and VSI is held harmless in all claims surrounding the product(s) shipped except in the cases where the damage/loss has been caused solely because of VSI negligence or willful misconduct. VSI's obligation with respect to loss and damage of the inventory shall be to reimburse Manufacturer all costs including the cost of goods of any inventory that is lost or damaged due to theft or VSI negligence or willful misconduct.
b. Indemnification. Each Party will defend, indemnify and hold harmless the other Party and its officers, directors, employees, agents, and subsidiaries from and against any loss, damage, expense or liability arising out of any third-party claims, demands, proceedings, suits, or causes of actions of any kind that may result from or arise out of the Indemnifying Party's negligence, willful misconduct, or violation of law or breach of terms of this Agreement.
c. Limitation of Liability. In no event will either party be liable for indirect, incidental, special, punitive, or consequential damages arising out of or relating to this agreement.

8.0. Termination

Termination for Convenience and Removal of Inventory. Either party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the other Party. Should either Party terminate this Agreement according to the clause, following notice of termination (the "Termination Notice") the parties will create a mutually acceptable transition plan to transfer the inventory to Manufacturer or an alternative service provider. Each Party shall return to the other any proprietary materials provide to the returning Party, which relate to provision of services pursuant to this Agreement.

Termination for Cause. In the event either Party materially or repeatedly defaults in the performance of any of its obligations as set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting Party specifying the default, then the Party not in default may give a written notice to immediately terminate the Agreement.

Either Party may immediately terminate this Agreement by giving written notice to the other Party in the event of (i) the liquidation or insolvency of the other Party, (ii) the appointment of a receiver or similar officer for the other Party or (iii) the filing of a meritorious petition in bankruptcy by or against the other Party under any bankruptcy or debtor law for its relief or reorganization. In the event that the agreement is terminated, all

activity up until move out date, including move out charges, will be invoiced by VSI and paid by Manufacturer in advance of releasing product.

9.0. Notices

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or sent by pre-paid post to the relevant party at that party's registered office. Either Party may from time to time changes its address for notification purposes by giving the other Party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable provision of change of address notices.

10.0. Force Majeure

No liability of Manufacturer or VSI under this Agreement shall result from any delay in performance when caused by circumstances reasonably beyond the control and without the fault or negligence of Manufacturer or VSI including but not limited to fire, flood, war, insurrection, terrorism, shipping restrictions, governmental regulation, labor disputes, embargoes or other acts by any government, or inability to obtain materials, equipment or transportation, or utilities or other services.

11.0 Entire Agreement

This 3PL Agreement constitutes the entire agreement between the parties and supersedes all prior distributor and/or 3PL Product sale agreements, oral or written, between the parties with respect to the subject hereof. All additions or modifications to this Agreement must be made in writing and must be signed by both the Parties.

12.0 Law Governing / Dispute Resolution

This Agreement is governed by and construed and interpreted in accordance with the laws of the State of Oregon. All disputes or claims arising from this Agreement that cannot be settled amicably by the parties must be exclusively settled by a single arbitrator mutually appointed by the parties within the State of Oregon. Any award of arbitration will be final and binding upon both parties and will have reasoning therein.

14.0 Successors and Assigns

This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

Manufacturer

Address
38246 N. Hazelwood Circle
Cave Creek, AZ 85331

Date 8-6-19

Title CEO of CBD Unlimited, Inc.

Print Name Todd Davis

Signature [signature]

Distributor Virtual Supply Inc.
Address 5825 SW Arctic Drive
Beaverton, OR 97005

Date 8-7-19

Title COO

Print Name SHIRLEY JUSTICE

Signature [signature]

virtualsupply

SERVICE	RATE	PER
Receiving		
20' Container Destuff up to 1,500 cartons	$295	Max 1,500 cartons
40' Container Destuff up to 2,500 cartons	$395	Max 2,500 cartons
If greater than max destuff	$0.35	Carton
Sortation Fee (multiple SKU Pallets)	$0.25	Carton
Receipt administration fee	$25.00	Receipt
Receive pallets	$2.50	Pallet
Put away pallets	$3.50	Pallet
Re-palletize cartons	$0.30	Carton
Supply one-way pallets (grade B)	$7.00	Pallet
Cross Docking	$8.50	Pallet
Picking		
Picking Inners/eaches	$0.50	Each
Picking Master Cartons/Case	$4.00	Carton/Case
Minimum Pick/Pack	$2.50	Per Order
Storage per pallet	$12.00	Receipt & Per Month
Storage per pick face	$0.50	Per cubic foot per month (min $2/sku)
Rush Fee	$25.00	Order issued and processed after agreed cutoffs
Shipping		
Wrap pallets	$3.50	Pallet
Strapping	$2.50	Pallet
Supply one-way pallets (grade B)	$7.00	Pallet
Bill of Lading Preparation	$3.00	Bill of Lading
Order Processing	$2.00	Order
Manual Order Entry	$5.70	Order
Returns		
Receiving Inners/eaches	$2.50	Each/Carton/Case
Inspection / Put away	$1.50	Each/Carton/Case
MINIMUM MONTHLY ACTIVITY FEE	**$250.00**	**MONTH**
Technology		
EDI Set-up	$1,750	WooCommerce Setup
Rates apply and are only applicable when a specific service requested. Any warehouse services performed outside the normal working hours, weekends, or statutory holidays are subject to overtime rates with a minimum of 4 hours.		
General Warehouse Rate	$40	Hourly
Forklift Operator Rate	$45	Hourly
Supervisory Rate	$45	Hourly
Programming Rate	$95	Hourly
Saturday & Sunday upon request	1.5 x Rate	
Statutory Holidays upon request	2.5 x Rate	
Saturday Opening Charge	$195	Daily

Sunday Opening Charge	$295	Daily
Statutory Holiday Opening Charge	$395	Daily